SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 14, 2003

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 9.	Regulation FD Disclosure.

The information contained in this section is intended to be included under "Item 12. Results of Operations and Financial Condition" and is included under Item 9 in accordance with SEC Release No. 33-8216.

On May 14, 2003, Federated Department Stores, Inc. ("Federated") issued a press release announcing Federated's results of operations and financial condition for the fiscal quarter ended May 3, 2003. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure designated "cash flows from continuing operations before financing activities." Management believes that cash flow from continuing operations before financing activities is a useful measure in evaluating Federated's ability to generate cash from continuing operating and investing activities. Management believes that excluding cash flows from continuing financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: May 14, 2003		By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS 1Q EARNINGS CONSISTENT WITH PRIOR GUIDANCE

     CINCINNATI, OHIO, May 14, 2003 - Federated Department Stores, Inc. today reported diluted earnings per share of 24 cents for the fiscal first quarter of 2003, exceeding the company's guidance of 14-19 cents a share for the quarter primarily as a result of lower-than-anticipated store closing and consolidation costs. Diluted earnings per share for the first quarter of the previous fiscal year were 43 cents a share.

     Federated's results for the first 13 weeks of 2003 included $8 million in store closing and consolidation costs principally related to the closing of duplicative stores in the Atlanta market, where Rich's and Macy's stores have been combined. The company originally had estimated these one-time costs at $35 million in the first quarter, but now anticipates that some of these costs will be incurred later in the year while as much as $10-15 million will be permanently eliminated.

     Terry J. Lundgren, Federated's president and chief executive officer, noted that earnings per share in the quarter still would have met prior guidance had Federated's store closing and consolidation costs reached their originally anticipated level. He said Federated is satisfied with its first quarter earnings performance.

     "Our ability to produce planned earnings in a sales environment that continues to be weak is reflective of a number of factors, foremost among them being good inventory management and tight expense controls for which Federated is well known," Lundgren said. "We continue to believe that it will be a difficult second quarter in terms of sales, but we are hopeful that the economy will continue to improve, eventually stimulating consumers to begin to resume more normal spending patterns in the latter half of the year."

Operating Income/Cash Flow

     Operating income in the first quarter ended May 3, 2003, was $146 million or 4.4 percent of sales. This compares to operating income of $221 million or 6.4 percent of sales for the first quarter of 2002.

     Cash flow from continuing operating activities was $204 million in the first quarter, compared to $169 million in the same period last year. After first-quarter continuing investing activities of $52 million this year and $92 million last year, cash flow from continuing operations before financing activities was $152 million compared to $77 million in the same period last year.

The company used approximately $120 million to repurchase 4.3 million shares of Federated common stock in the first quarter.

Sales

     Sales for the first quarter of 2003 totaled $3.291 billion, a decrease of 4.7 percent from sales of $3.453 billion in the same period last year. On a same-store basis, Federated's year-to-date sales were down 5.0 percent.

Federated opened one new store in the quarter, the Bloomingdale's Medinah home store in Chicago. There were no store closures in the period.

Looking Ahead

     Federated's earnings expectations for fiscal 2003 now are forecasted to be $3.10-$3.25 a share - 50-55 cents a share in the second quarter and $2.40 to $2.50 a share in the second half - above the most recent forecast of $3.05-3.25 a share for the year. These earnings expectations include estimated one-time costs related to store closings of $30-35 million for the year - $10-15 million now planned in the second quarter and $12-17 million now planned in the second half of the year. Originally, the company had planned $5 million of store closing costs in both the second quarter and fall season (combined third and fourth quarters).

Federated still anticipates same-store sales for the year to be flat to down 1.5 percent - down 2-3 percent in the second quarter and for the fall season ranging from up 1 percent to down 1 percent.

     In April, Federated's board of directors initiated payment of quarterly dividends, and a dividend of 12.5 cents a share on Federated's common stock will be payable July 1, 2003 to shareholders of record at the close of business on June 16, 2003.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.4 billion. Federated currently operates more than 450 stores in 34 states, Guam and Puerto Rico, under the names of Macy's, Bloomingdale's, The Bon Marche, Burdines, Goldsmith's, Lazarus and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and other events of Federated. The words "may," "will," "could," "expect," "plan," "anticipate," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results or outcomes could differ materially from current expectations because of a variety of factors that affect the company, including competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather, the possible effects of the recent SARS epidemic on the procurement of merchandise from non-U.S. sources and other factors identified in documents filed by the company with the SEC.

NOTE: Additional information on Federated is available at www.fds.com. A live webcast of the first quarter earnings call with analysts can be accessed through the Federated website, beginning at 10:30 a.m. ET. Pre-registration is requested. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.

FEDERATED DEPARTMENT STORES, INC.
Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended
	May 3, 2003	May 4, 2002

Net Sales	$ 3,291	$ 3,453

Cost of sales (Note 2)	2,002	2,078

Percent to sales	60.8%	60.2%

Gross Margin	1,289	1,375

Percent to sales	39.2%	39.8%

Selling, general and administrative expenses (Note 3)	1,143	1,154

Percent to sales	34.8%	33.4%

Operating Income	146	221

Percent to sales	4.4%	6.4%

Interest expense - net	(70)	(74)

Income from Continuing Operations Before Income Taxes	76	147

Federal, state and local income tax expense	(30)	(58)

Income from Continuing Operations	46	89

Discontinued Operations	-	-

Net Income	$ 46	$ 89

Basic Earnings per Share	$ .24	$ .44

Diluted Earnings per Share	$ .24	$ .43

Average common shares:
Basic	189.2	201.6
Diluted	189.5	204.0

Depreciation and amortization expense	$ 180	$ 165

FEDERATED DEPARTMENT STORES, INC.
Consolidated Statements of Income (Unaudited) (Note 1)
Notes:

(1)     Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 3, 2003 and May 4, 2002 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)     Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended May 3, 2003 or May 4, 2002.

(3) Includes costs and expenses related to the Rich's-Macy's consolidation and other announced store closings of $8 million, or $.03 per diluted share for the 13 weeks ended May 3, 2003.

FEDERATED DEPARTMENT STORES, INC.
Consolidated Balance Sheets (Unaudited)
(millions)
	May 3,	February 1,	May 4,
	2003	2003	2002
ASSETS:
Current Assets:
Cash	$ 744	$ 716	$ 1,009
Accounts receivable	2,876	2,945	2,156
Merchandise inventories	3,502	3,359	3,640
Supplies and prepaid expenses	128	124	139
Deferred income tax assets	11	10	19
Assets of discontinued operations	-	-	1,389
Total Current Assets	7,261	7,154	8,352

Property and Equipment - net	6,249	6,379	6,416
Goodwill	262	262	305
Other Intangible Assets - net	378	378	378
Other Assets	266	268	613

Total Assets	$14,416	$14,441	$16,064

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 939	$ 946	$ 1,006
Accounts payable and accrued liabilities	2,657	2,584	2,712
Income taxes	92	71	9
Liabilities of discontinued operations	-	-	894
Total current liabilities	3,688	3,601	4,621

Long-Term Debt	3,406	3,408	3,859
Deferred Income Taxes	1,005	998	1,349
Other Liabilities	649	672	567
Shareholders' Equity	5,668	5,762	5,668

Total Liabilities and Shareholders' Equity	$14,416	$14,441	$16,064

FEDERATED DEPARTMENT STORES, INC.
Consolidated Statements of Cash Flows (Unaudited)
(millions)
	13 Weeks Ended
	May 3, 2003	May 4, 2002
Cash flows from continuing operating activities:
Net income	$ 46	$ 89
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	-	-
Depreciation and amortization	179	164
Amortization of financing costs	-	2
Amortization of unearned restricted stock	1	1
Changes in assets and liabilities:
Decrease in accounts receivable	73	223
Increase in merchandise inventories	(143)	(264)
Increase in supplies and prepaid expenses	(4)	(15)
Increase in other assets not separately identified	(1)	(21)
Increase in accounts payable and accrued liabilities not separately identified	49	27
Increase (decrease) in current income taxes	21	(48)
Increase in deferred income taxes	6	6
Increase (decrease) in other liabilities not separately identified	(23)	5
Net cash provided by continuing operating activities	204	169

Cash flows from continuing investing activities:
Purchase of property and equipment	(41)	(81)
Capitalized software	(13)	(11)
Disposition of property and equipment	2	-
Net cash used by continuing investing activities	(52)	(92)

Cash flows from continuing financing activities:
Debt issued	-	-
Financing costs	-	-
Debt repaid	(7)	(8)
Increase in outstanding checks	1	41
Acquisition of treasury stock	(120)	(1)
Issuance of common stock	2	15
Net cash provided (used) by continuing financing activities	(124)	47

Net cash provided by continuing operations	28	124
Net cash provided by discontinued operations	-	249
Net increase in cash	28	373
Cash at beginning of period	716	636

Cash at end of period	$ 744	$ 1,009